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Exhibit 12

Select Medical Holdings Corporation
Ratio of Earnings to Fixed Charges
(unaudited)

	For the Year Ended December 31,
	2009	2010	2011	2012	2013
	(in thousands)
Pre-tax income from operations before adjustments for non-controlling interests in consolidated subsidiaries or earnings (loss) from equity investees	$116,404	$124,432	$180,807	$235,845	$195,325

Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	132,469	112,337	99,216	94,950	87,364
Capitalized interest	427	767	304	153	242
Rentals:
Buildings — 33%(A)	38,644	39,033	39,070	40,973	40,815
Office and other equipment — 33%(A)	9,309	12,038	15,010	14,577	13,513
Preferred stock dividend requirements of consolidated subsidiaries	29,273	—	—	—	—

Total fixed charges	$210,121	$164,175	$153,600	$150,653	$141,934

Pre-tax income from operations before adjustment for non-controlling interests in consolidated subsidiaries or earnings (loss) from equity investees plus fixed charges, less preferred stock dividend requirements of consolidated subsidiaries less capitalized interest	$326,098	$287,840	$334,103	$386,345	$337,017

Ratio of earnings to fixed charges	1.55	1.75	2.18	2.56	2.37

(A)
The Company uses 33% to estimate the interest on its rentals. This percentage is a reasonable approximation of the interest factor.

 Select Medical Corporation
Ratio of Earnings to Fixed Charges
(unaudited)

	For the Year Ended December 31,
	2009	2010	2011	2012	2013
	(dollars in thousands)
Pre-tax income from operations before adjustments for non-controlling interests in consolidated subsidiaries or earnings (loss) from equity investees	$152,037	$152,297	$209,424	$247,036	$198,694

Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	99,543	84,472	81,232	83,759	84,954
Capitalized interest	427	767	304	153	242
Rentals:
Buildings — 33%(A)	38,644	39,033	39,070	40,973	40,815
Office and other equipment — 33%(A)	9,309	12,038	15,010	14,577	13,513

Total fixed charges	$147,922	$136,310	$135,616	$139,462	$139,524

Pre-tax income from operations before adjustment for non-controlling interests in consolidated subsidiaries or earnings (loss) from equity investees plus fixed charges, less preferred stock dividend requirements of consolidated subsidiaries less capitalized interest	$299,532	$287,840	$344,736	$386,345	$337,976

Ratio of earnings to fixed charges	2.02	2.11	2.54	2.77	2.42

(A)
The Company uses 33% to estimate the interest on its rentals. This percentage is a reasonable approximation of the interest factor.

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  Exhibit 12
Select Medical Holdings Corporation Ratio of Earnings to Fixed Charges (unaudited)
Select Medical Corporation Ratio of Earnings to Fixed Charges (unaudited)